Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

COGNIZANT REPORTS SECOND QUARTER 2019 RESULTS

Second quarter 2019 revenue of $4.14 billion, up 3.4% (4.7% in constant currency) over 2018
Declares quarterly cash dividend of $0.20 per share

TEANECK, N.J., July 31, 2019- Cognizant Technology Solutions Corporation (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its second quarter 2019 financial results.

Highlights - Second Quarter 2019

•	Quarterly revenue rose to $4.14 billion, up 3.4% (4.7% in constant currency1) from the year-ago quarter.

•	GAAP operating margin was 14.9% compared to 16.7% in the year-ago quarter.

•	Adjusted Operating Margin[1] was 16.1% compared to 19.2% in the year-ago quarter.

•	Net income was $509 million compared to $456 million in the year-ago quarter.

•	Quarterly GAAP diluted EPS was $0.90, compared to $0.78 in the year-ago quarter.

•	Quarterly Adjusted Diluted EPS[1] was $0.94, compared to $1.05 in the year-ago quarter.

“We are taking the necessary steps to position Cognizant for improved commercial and financial performance,” said Brian Humphries, Chief Executive Officer. “While there is lots of work ahead, I am encouraged by what I have seen to date and am optimistic on our future.”

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1 Constant currency revenue growth, Adjusted Operating Margin and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") are not measurements of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information and reconciliations to the most directly comparable GAAP financial measures at the end of this release.

Second Quarter 2019 Performance by Business Segment

Financial Services (35.6% of revenues) revenue grew 0.3% year-over-year and 1.7% in constant currency. Segment revenue growth was driven by modest improvement in banking, primarily from the contribution of the previously announced partnership with three Finnish financial institutions to transform and operate a shared core banking platform, partially offset by continued softness with a few of our largest banking and insurance clients.

Healthcare (27.4% of revenues) revenue declined 1.9% year-over-year and 1.5% in constant currency. Segment revenue was negatively impacted by industry consolidation as well as the accelerated movement of work to a captive at a large North American client. Life Sciences delivered double-digit growth, driven by large enterprise deals and momentum with our industry specific platforms. In July 2019, we completed the acquisition of Zenith Technologies, which will expand our IoT portfolio, enabling us to become a single-source provider of end-to-end smart factory capabilities, a key driver in Industry 4.0.

Products and Resources (22.4% of revenues) revenue grew 10.4% year-over-year and 12.3% in constant currency, driven by solid growth across all of our industries including retail and consumer goods, travel and hospitality, and manufacturing, logistics, energy and utilities. Results reflect continued strength in cloud and digital engineering services and increased demand for interactive, IoT and analytics solutions across clients.

Communications, Media and Technology (14.6% of revenues) revenue grew 12.2% year-over-year and 14.1% in constant currency, led by growth in Technology. Within Communications and Media, growth was negatively impacted by spending reductions at a few large clients. Technology delivered double-digit growth driven primarily by our digital engineering and digital content services and solutions.

Third Quarter & Full Year 2019 Outlook

The Company is providing the following guidance:

▪	Third quarter 2019 year-over-year revenue growth in the range of 3.8-4.8% in constant currency.[2]

▪	Full year 2019 year-over-year revenue growth in the range of 3.9-4.9% in constant currency.[2]

▪	Full year 2019 Adjusted Operating Margin[3] expected to be approximately 17.0%.

▪	Full year 2019 Adjusted Diluted EPS[3] expected to be in the range of $3.92-$3.98.

“Second quarter results were in-line with our guidance and position us to achieve our full-year outlook,”
said Karen McLoughlin, Chief Financial Officer. “We are implementing actions in the second half of the year that we expect will lower our existing cost structure and allow for greater investment in growth, talent, and digital solutions. Using our strong balance sheet we returned over $1.1 billion to shareholders in the second quarter.”

_____________________________
2 Based on current foreign exchange rates, we expect third quarter and full year 2019 revenue growth to be negatively impacted by 90 basis points and 110 basis points, respectively, translating to growth of 2.9-3.9% ($4.20-$4.24 billion) and 2.8-3.8% ($16.57-$16.73 billion), respectively.
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses, and the tax effects of these adjustments.

Capital Deployment Plan - Dividend

The Company has declared a quarterly cash dividend of $0.20 per share on Cognizant Class A common stock for shareholders of record at the close of business on August 22, 2019. This dividend will be payable on August 30, 2019.

Conference Call
Cognizant will host a conference call on July 31, 2019, at 5:00 p.m. (Eastern) to discuss the Company’s second quarter 2019 results. To listen to the conference call, please dial (877) 810-9510 (domestically) or (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or (201) 612-7415 (internationally) and enter 13692449 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, August 14, 2019. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 193 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our cost structure, investment in and growth of our business, our shift to digital solutions and services, our anticipated financial performance, our capital deployment plan and clarification, if any, by the Indian government as to the application of the Supreme Court's ruling related to the India Defined Contribution Obligation. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Income From Operations, Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP financial measures, Adjusted Operating Margin and Adjusted Income From Operations, exclude unusual items and Adjusted Diluted EPS additionally excludes net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Investor Relations Contact:	Media Contact:
Katie Royce	Rick Lacroix
Global Head of Investor Relations	VP, Corporate Communications
201-679-2739	201-470-8961
Katie.Royce@cognizant.com	Richard.Lacroix@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$4,141	$4,006	$8,251	$7,918
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,629	2,417	5,204	4,818
Selling, general and administrative expenses	768	805	1,641	1,516
Depreciation and amortization expense	125	114	248	221
Income from operations	619	670	1,158	1,363
Other income (expense), net:
Interest income	45	40	93	81
Interest expense	(6)	(7)	(13)	(13)
Foreign currency exchange gains (losses), net	16	(80)	18	(111)
Other, net	2	—	3	—
Total other income (expense), net	57	(47)	101	(43)
Income before provision for income taxes	676	623	1,259	1,320
Provision for income taxes	(167)	(168)	(309)	(345)
Income from equity method investments	—	1	—	1
Net income	$509	$456	$950	$976
Basic earnings per share	$0.90	$0.78	$1.67	$1.67
Diluted earnings per share	$0.90	$0.78	$1.67	$1.66
Weighted average number of common shares outstanding - Basic	564	585	569	586
Dilutive effect of shares issuable under stock-based compensation plans	—	1	1	1
Weighted average number of common shares outstanding - Diluted	564	586	570	587

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,660	$1,161
Short-term investments	1,343	3,350
Trade accounts receivable, net	3,386	3,257
Other current assets	817	909
Total current assets	7,206	8,677
Property and equipment, net	1,337	1,394
Operating lease assets	847	—
Goodwill	3,651	3,481
Intangible assets, net	1,161	1,150
Deferred income tax assets, net	468	442
Long-term investments	80	80
Other noncurrent assets	767	689
Total assets	$15,517	$15,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$254	$215
Deferred revenue	285	286
Short-term debt	28	9
Operating lease liabilities	201	—
Accrued expenses and other current liabilities	2,056	2,267
Total current liabilities	2,824	2,777
Deferred revenue, noncurrent	63	62
Operating lease liabilities, noncurrent	679	—
Deferred income tax liabilities, net	44	183
Long-term debt	718	736
Long-term income taxes payable	471	478
Other noncurrent liabilities	161	253
Total liabilities	4,960	4,489
Stockholders’ equity:
Preferred stock, $0.10 par value, 15.0 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 552 and 577 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	6	6
Additional paid-in capital	38	47
Retained earnings	10,583	11,485
Accumulated other comprehensive income (loss)	(70)	(114)
Total stockholders’ equity	10,557	11,424
Total liabilities and stockholders’ equity	$15,517	$15,913

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Guidance
	2019	2018	2019	2018	Q3 2019	Q4 2019	Full Year 2019
GAAP income from operations	$619	$670	$1,158	$1,363
Realignment charges(a)	49	—	51	1
Incremental accrual related to the India Defined Contribution Obligation(b)	—	—	117	—
Initial funding of Cognizant U.S. Foundation (c)	—	100	—	100
Adjusted Income From Operations	$668	$770	$1,326	$1,464

GAAP operating margin	14.9%	16.7%	14.0%	17.2%
Realignment charges	1.2	—	0.7	—	(a)	(a)	(a)
Incremental accrual related to the India Defined Contribution Obligation	—	—	1.4	—	(b)	(b)	(b)
Initial funding of Cognizant U.S. Foundation	—	2.5	—	1.3	—	—	—
Adjusted Operating Margin	16.1%	19.2%	16.1%	18.5%	approx. 18.0%	approx. 18.0%	approx. 17.0%

GAAP diluted earnings per share	$0.90	$0.78	$1.67	$1.66
Effect of above adjustments, pre-tax	0.09	0.17	0.29	0.17			(a), (b)
Non-operating foreign currency exchange (gains) losses, pre-tax(d)	(0.03)	0.14	(0.03)	0.19			(d)
Tax effect of above adjustments (e)	(0.02)	(0.04)	(0.08)	(0.03)			(a), (b), (d)
Adjusted Diluted Earnings Per Share	$0.94	$1.05	$1.85	$1.99			$3.92 - $3.98
Notes:

(a)
During the three months ended June 30, 2019, we incurred $49 million in realignment charges that include $20 million in costs associated with our CEO transition and the departure of our President ("Executive Transition Costs"), $27 million in employee separation costs and $2 million in third party realignment costs. Additionally, during the first quarter of 2019 we incurred $2 million of Executive Transition Costs. The total costs related to the realignment are reported in "Selling, general and administrative expenses" in our unaudited consolidated statements of operations. We will continue to incur additional realignment charges in 2019 as management is currently evaluating various realignment strategies to further improve our customer focus, our cost structure and the efficiency and effectiveness of our delivery while continuing to drive revenue growth. In order to ensure that we continue to retain top talent to serve our customers and manage our business, in July 2019 we offered retention awards to certain key employees, which will result in additional realignment charges of approximately $48 million during the remainder of 2019. Additional realignment plans are still being developed, and therefore we cannot estimate without unreasonable effort the amount of any incremental realignment charges that we may incur.

(b)
In the first quarter of 2019, a ruling of the Supreme Court of India interpreting certain statutory defined contribution obligations of employees and employers (the “India Defined Contribution Obligation”) altered historical understandings of such obligations, extending them to cover additional portions of the employee’s income. As a result, the ongoing contributions of our affected employees and the Company are required to be increased. In the first quarter of 2019, we accrued $117 million with respect to prior periods, assuming retroactive application of the Supreme Court’s ruling. There is significant uncertainty as to how the liability should be calculated as it is impacted by multiple variables, including the period of assessment, the application with respect to certain current and former employees and whether interest and penalties may be assessed. Since the ruling, a variety of trade associations and industry groups have advocated to the Indian government, highlighting the harm to the information technology sector, other industries and job growth in India that would result from a retroactive application of the ruling. We anticipate the Indian government will review the matter and believe there is a substantial question as to whether the Indian government will apply the Supreme Court’s ruling on a retroactive basis. As such, the ultimate amount of our obligation may be materially different from the amount accrued and therefore, the amount and timing of an adjustment to this accrual, if any, cannot be provided on a forward-looking basis without unreasonable efforts. The incremental accrual related to the India Defined Contribution Obligation is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(c)
In the second quarter of 2018, we provided $100 million of initial funding to Cognizant U.S. Foundation. This cost is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(d)
Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(e)	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
	(in millions)		(in millions)
Non-GAAP income tax benefit (expense) related to:
Realignment charges	$13	$—	$13	$—
Incremental accrual related to the India Defined Contribution Obligation	—	—	31
Cognizant U.S. Foundation funding	—	28	—	28
Foreign currency exchange gains and losses	—	(8)	1	(9)
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.
The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended June 30, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$1,473	35.6%	0.3%	1.7%
Healthcare	1,134	27.4%	(1.9)%	(1.5)%
Products and Resources	927	22.4%	10.4%	12.3%
Communications, Media and Technology	607	14.6%	12.2%	14.1%
Total Revenues	$4,141		3.4%	4.7%

Revenues by Geography:
North America	$3,139	75.8%	2.3%	2.3%
United Kingdom	322	7.8%	4.2%	9.6%
Continental Europe	427	10.3%	12.1%	18.0%
Europe - Total	749	18.1%	8.6%	14.2%
Rest of World	253	6.1%	1.6%	6.4%
Total Revenues	$4,141		3.4%	4.7%

	Six Months Ended June 30, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$2,909	35.2%	(0.7)%	0.9%
Healthcare	2,299	27.9%	1.0%	1.5%
Products and Resources	1,841	22.3%	10.8%	13.1%
Communications, Media and Technology	1,202	14.6%	14.5%	16.8%
Total Revenues	$8,251		4.2%	5.7%

Revenues by Geography:
North America	$6,262	75.9%	3.6%	3.6%
United Kingdom	651	7.9%	5.2%	10.8%
Continental Europe	832	10.1%	10.2%	17.1%
Europe - Total	1,483	18.0%	7.9%	14.3%
Rest of World	506	6.1%	0.8%	6.8%
Total Revenues	$8,251		4.2%	5.7%

Employee Metrics:	June 30, 2019	June 30, 2018
Number of employees	288,200	268,900
Notes:

(a)	Constant currency revenue growth is not a measurement of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$509	$456	$950	$976
Adjustments for non-cash income and expenses	30	322	180	525
Changes in assets and liabilities	36	(138)	(286)	(473)
Net cash provided by operating activities	575	640	844	1,028
Cash flows from investing activities:
Purchases of property and equipment	(96)	(91)	(202)	(187)
Net sales (purchases) of investments	1,398	(16)	2,057	(146)
Payments for business combinations, net of cash acquired	(35)	(477)	(232)	(478)
Net cash provided by (used in) investing activities	1,267	(584)	1,623	(811)
Cash flows from financing activities:
Repurchases of common stock	(1,054)	(633)	(1,825)	(949)
Net change in borrowings and finance lease and earnout obligations	(7)	(25)	(9)	(139)
Dividends paid	(116)	(118)	(232)	(236)
Issuance of common stock under stock-based compensation plans	40	42	90	102
Net cash (used in) financing activities	(1,137)	(734)	(1,976)	(1,222)
Effect of exchange rate changes on cash and cash equivalents	5	(20)	8	(19)
Increase (decrease) in cash and cash equivalents	710	(698)	499	(1,024)
Cash and cash equivalents, beginning of period	950	1,599	1,161	1,925
Cash and cash equivalents, end of period	$1,660	$901	$1,660	$901

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	June 30, 2019	June 30, 2018
Number of shares repurchased	18.7	7.2

Remaining authorized balance	$738

Reconciliation of Free Cash Flow Non-GAAP Financial Measure
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$575	$640	$844	$1,028
Purchases of property and equipment	(96)	(91)	(202)	(187)
Free cash flow	$479	$549	$642	$841